Exhibit 99.1

NEWS RELEASE Dayton, OH July 25, 2006

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

TUESDAY, JULY 25, 2006

MTC TECHNOLOGIES, INC. REPORTS QUARTERLY RECORDS FOR

REVENUE AND OPERATING INCOME

Record Quarterly Revenue of $111 Million

DAYTON, OH, July 25 – MTC Technologies, Inc. (Nasdaq: MTCT), a provider of system engineering, technical and management services to the federal government, today announced record revenue and operating income for the quarter ended June 30, 2006.

Quarterly Financial Highlights (2nd quarter ‘06 compared to 2nd quarter ‘05):

•	Revenues increased 24.1% to $111.2 million, an increase of $21.6 million

•	Organic revenue growth was approximately 16% for the 2nd quarter of 2006

•	Gross profit increased 26.1% to $18.5 million, an increase of $3.8 million

•	Operating income increased 10.5% to $10.2 million, an increase of $1.0 million

•	Net income increased 3.1% to $5.3 million, an increase of $0.2 million

•	EBITDA increased 14.4% to $12.6 million, an increase of $1.6 million

•	Diluted earnings per share were $0.33 for the 2nd quarter of 2006 compared to diluted earnings per share of $0.32 for the 2nd quarter of 2005, a 3.1% increase

•	Cash flow from operating activities was $7.9 million, an increase of $4.4 million

•	Funded backlog was approximately $261 million at June 30, 2006 versus $281 million at June 30, 2005

Raj Soin, Founder and Chairman of the Board, noted, “I am pleased with both our record revenue and with our team’s efforts to position MTC as a technology insertion leader for our military and in particular the Special Operations Forces. Combining technology insertion with our traditional service offerings should fuel our future growth strategy.”

Record 2nd Quarter Results:

Record revenues of $111.2 million for the quarter ended June 30, 2006, reflected a $21.6 million increase over the $89.7 million recorded in the same period of 2005. Total revenue growth was 24% with 16% of that coming from organic growth and the balance representing acquired growth.

Gross profit of $18.5 million for the quarter ended June 30, 2006, increased 26.1% or $3.8 million over the $14.7 million recorded in the same period of 2005. Gross profit as a percentage of revenue increased to 16.7% from 16.4% in the same period of 2005, reflecting changes in our contract mix.

Record operating income for the quarter ended June 30, 2006 increased 10.5% to $10.2 million, compared to $9.2 million recorded in the quarter ended June 30, 2005. The increase primarily reflects the increased gross profit, partially offset by an increase of approximately $2.7 million in general and administrative expenses and a $0.2 million increase in acquisition-related intangible asset amortization. Included in general and administrative expenses for the quarter ended June 30, 2006 is approximately $2.0 million of additional general and administrative expenses resulting from the acquisition of Aerospace Integration Corporation (AIC) as well as approximately $0.2 million of stock compensation expense. Both the intangible amortization and stock compensation expenses are non-cash expenses. In addition to stock option expense, general and administrative expenses reflect higher labor costs to support the continued growth of our business base.

Net income for the quarter ended June 30, 2006 was $5.3 million, a 3.1% increase over second quarter 2005 net income of $5.1 million. This increase primarily reflects the increased operating income, partially offset by the net interest expense recognized during the second quarter of 2006. Fully diluted earnings per share for the second quarter of 2006 were $0.33 compared to fully diluted earnings per share of $0.32 for the second quarter of 2005.

EBITDA of $12.6 million was 11.3% of revenue for the quarter ended June 30, 2005, which was a 14.4% increase over the $11.0 million, or 12.3% of revenue, reported in the same period of 2005.

Year-to-date June 30, 2006 Highlights:

Revenues for the six months ended June 30, 2006 increased 14.1% to $199.7 million, an increase of $24.7 million over revenue of $175.0 million from the same period in 2005. Organic growth of approximately 7% amounted to $12.1 million of the $24.7 million increase in revenues. Gross profit for the six months ended June 30, 2006 increased 15.7% to $32.9 million, an increase of $4.5 million over the same period in 2005. Gross profit as a percentage of revenue increased to 16.5% from 16.3% in the same period of 2005. Operating income of $19.0 million for the six months ended June 30, 2006 increased 4.9% from the operating income of $18.2 million recorded during the same period in 2005.

Net income for the six months ended June 30, 2006 was $10.2 million, a $0.1 million decrease over net income of $10.3 million for the same period in 2005. Fully diluted earnings per share for both the six months ended June 30, 2006 and 2005 were $0.65. Fully diluted earnings per share for the six months ended June 30, 2006 included $0.4 million of stock compensation expense which reduced earnings per share by nearly $0.02 per share.

David Gutridge, Chief Executive Officer of MTC noted, “We think this quarter’s results reflect the wisdom of our strategy to pursue Obsolescence Management and Weapon System Modernization and Sustainment activities. The strategic acquisitions we have made in these areas are starting to bear their anticipated fruit. We see these as good markets to pursue in a time of changing priorities and shifting of funds to support the war effort.”

Company Guidance:

The Company also issued revised guidance for full year 2006. The revised guidance reflects management’s expectations for the third quarter and full year of 2006 and incorporates continuing market uncertainty. The guidance also includes the full year effect of the AIC acquisition completed on April 1, 2006. The table below summarizes the guidance ranges for the third quarter of 2006 and full year 2006.

	All amounts except earnings per share in thousands
	Revenue	Net Income	Earnings per Share	Est. Avg. Share
Third Quarter 2006	$110,000-$116,000	$ 5,550 - $ 6,125	$0.35 - $0.39 – Basic	15,775
			$0.35 - $0.39 – Diluted	15,820

Full Year 2006	$439,000 - $449,000	$23,000 - $23,900	$1.46 - $1.52 – Basic	15,775
			$1.45 - $1.51 – Diluted	15,850

2nd Quarter Earnings Conference Call:

The Company will conduct a conference call today at 10:00 a.m. EST to discuss its second quarter 2006 results. To obtain the dial-in number, please call our Director of Investor Relations at 937-252-9199. To access the webcast of today’s call, please go to www.mtctechnologies.com. Internet participants should go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available through the site for 15 days.

MTC, through its wholly owned subsidiaries, delivers Warfighter solutions involving systems engineering, information technology, intelligence, and program management services primarily to the Department of Defense. Cited by BusinessWeek as the 11th fastest growing small company in the United States, by Forbes as 23rd of America’s 200 best small businesses, by Washington Technology as 34th in revenue growth among the “Top 100” of IT Federal Prime Contractors, and ranked 2nd by Aviation Week & Space Technology as the “Top Performing Small Company,” MTC, with its subsidiaries, employs approximately 2,900 people in more than 40 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical fact, such as statements regarding MTC’s plans and financial performance, including the results from MTC’s acquisition of Aerospace Integration Corporation are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions, including Aerospace Integration Corporation; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTC. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

Selected detailed financial information follows. For further information on MTC, visit the website at www.mtctechnologies.com.

Selected Balance Sheet Data:

(in thousands):

	June 30, 2006	December 31, 2005
Current assets	$128,011	$112,491
Current liabilities	65,710	58,641
Working capital	62,301	53,850
Cash	4,712	13,755
Accounts receivable	99,071	81,683
Long-term bank debt	82,850	51,000
Stockholders’ equity	182,481	171,643
Total assets	335,424	285,626

Days Sales Outstanding (DSO’s) in accounts receivable at June 30, 2006 and June 30, 2005 were 82 and 76 days, respectively.

Reconciliation Between Net Income and EBITDA (in thousands):

	Three months ended June 30, 2006	Three months ended June 30, 2005	Six months ended June 30, 2006	Six months ended June 30, 2005
Net income	$5,282	$5,121	$10,205	$10,298
Income tax expense	3,472	3,358	6,635	6,752
Net interest expense	1,418	725	2,200	1,110
Depreciation and amortization	2,419	1,807	4,262	3,370

EBITDA	$12,591	$11,011	$23,302	$21,530

EBITDA is a non-GAAP measure which is equal to the sum of income before income taxes (less)/plus net interest (income)/expense, plus depreciation and amortization. The Company discloses EBITDA because a significant portion of the Company’s growth is from acquisitions, and management believes that EBITDA, which excludes intangible amortization relating to acquisitions, is a more comparable indicator of the Company’s performance from period to period and relative to its peers.

MTC Technologies, Inc.

Condensed Consolidated Statements of Income

(Dollars in Thousands Except Per Share and Share Data)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenue	$111,246	$89,655	$199,651	$174,967
Gross profit	18,549	14,706	32,949	28,476
General and administrative expenses	6,876	4,199	11,070	7,886
Intangible asset amortization	1,501	1,303	2,839	2,430
Operating income	10,172	9,204	19,040	18,160
Net interest expense	1,418	725	2,200	1,110
Income before income tax expense	8,754	8,479	16,840	17,050
Income tax expense	3,472	3,358	6,635	6,752
Net income	$5,282	$5,121	$10,205	$10,298

Earnings per share:
Basic	$0.33	$0.33	$0.65	$0.65
Diluted	$0.33	$0.32	$0.65	$0.65

Weighted average common shares outstanding:
Basic	15,769,348	15,750,303	15,769,030	15,729,007
Diluted	15,802,661	15,813,235	15,805,403	15,790,489

FOR FURTHER INFORMATION, CONTACT:

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.